Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171
FOR IMMEDIATE RELEASE

Contact: 336-436-4855   Shareholder Direct:   800-LAB-0401
         Pamela Sherry                        www.labcorp.com
         Investor@labcorp.com

LABCORP'S-Registered Trademark- REGISTRATION STATEMENT
FOR RESALE OF ZERO COUPON CONVERTIBLE
SUBORDINATED NOTES AND COMMON STOCK ISSUABLE
UPON CONVERSION OR PURCHASE OF THE NOTES IS
DECLARED EFFECTIVE

Burlington, NC, January 15, 2002 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) announced that the Securities and Exchange Commission declared effective today its registration statement on Form S-3 for the registration of the resale by the securityholders listed in the prospectus contained in the registration statement from time to time of up to $744,000,000 aggregate principal amount at maturity of its zero coupon convertible subordinated notes due 2021 and the shares of its common stock issuable upon conversion of the notes and the preferred stock purchase rights included in such shares of common stock. The notes were originally issued in a private placement in reliance on Rule 144A under the Securities Act of 1933, as amended. The registration statement was filed pursuant to a Registration Rights Agreement which the Company entered into in connection with the private placement.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $1.9 billion in 2000 and over 18,000 employees, the company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp leverages its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based Viro-Med offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.